Exhibit 10.3.5

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Stock Options	777 Old Saw Mill River Road
and Option Agreement	Tarrytown, New York 10591

[OPTIONEE NAME]	Option Number:	[ ]
[OPTIONEE ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted a Non-Qualified Option to buy [    ] shares of Regeneron Pharmaceuticals, Inc. (the “Company”) stock at $[    ] per share.
The total option price of the shares granted is $[    ].
Full Vest Dates: This option will vest and become exercisable (i) on the date of the Company’s [ ]* Annual Meeting of Shareholders with respect to a pro-rata portion of the total number of shares underlying the option equal to the portion of one year that has elapsed from the date of grant to the date of the Company’s [ ]* Annual Meeting of Shareholders, and (ii) on [    /    /  ]** with respect to the remainder of the shares underlying the option. Assuming the [ ]* Annual Meeting of Shareholders occurs on [    /    /  ] as currently planned, this option will vest and become exercisable with respect to [    ] underlying shares on [    /    /  ] and with respect to [    ] underlying shares on [    /    /  ]**.

You and the Company agree that these options are granted under and governed by the terms and conditions of the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long Term Incentive Plan, as amended from time to time, and the enclosed Option Agreement, both of which are attached and made a part of this document.

 ____________________

*	The next Annual Meeting of Shareholders following the Grant Date.

**	First anniversary of the Grant Date.

REGENERON PHARMACEUTICALS, INC.
Non-Qualified Stock Option
OPTION AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN
(Non-Employee Director Grant)

THIS AGREEMENT (this “Agreement”), made as of the date of the Notice of Grant of Stock Options, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and the individual named on the Notice of Grant of Stock Options (the “Grantee”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Grantee is a non-employee member of the board of directors of the Company (the “Board”) and the Company desires to afford the Grantee the opportunity to acquire or enlarge the Grantee’s stock ownership in the Company so that the Grantee may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Stock Options) to the Grantee a Stock Option to purchase the number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Stock Options.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.    Grant of Award. Pursuant to Section 12 of the Plan, the Company grants to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the option (the “Option”) to purchase from the Company all or any part of an aggregate of shares of Common Stock at the purchase price per share as shown on the Notice of Grant of Stock Options. No part of the Option granted hereby is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Vesting; Exercise. (a) The Option becomes exercisable in installments as provided on the Notice of Grant of Stock Options. To the extent that the Option has become exercisable with respect to the number of shares of Common Stock as provided on the Notice of Grant of Stock Options and subject to the terms and conditions of the Plan, including without limitation, Section 7(c)(2) of the Plan, the Option may thereafter be exercised by the Grantee, in whole or in part, at any time or from time to time prior to the expiration of the Option in accordance with the requirements set forth in Section 7(c)(3) of the Plan, including, without limitation, the filing of such written form of exercise notice as may be provided by the Company, and in accordance with applicable tax and other laws. In addition to the methods of payment described in Section 7(c)(3) of the Plan, the Grantee shall be eligible to pay for shares of Common Stock purchased upon the exercise of the Option by directing the Company to withhold shares of Common Stock that would otherwise be issued pursuant to the Option exercise having an aggregate Fair Market Value (as measured on the date of exercise) equal to the aggregate Option exercise price due upon such exercise. The Grantee acknowledges that it is the Grantee’s responsibility to satisfy any federal, state and local tax requirements related to the exercise of the Option.
(b)The Notice of Grant of Stock Options indicates each date upon which the Grantee shall become entitled to exercise the Option with respect to the number of shares of Common Stock granted as indicated provided that (except as set forth below with respect to Retirement or the Grantee’s death) the Grantee has not incurred a termination of service as a member of the Board prior to such date. There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Stock Options and all vesting shall occur only on such Full Vest Dates. Except as otherwise provided below or in the Notice of Grant of Stock Options or as may be otherwise determined by the Committee in accordance with Section 12(e) of the Plan, no vesting shall occur after such date as the Grantee ceases to be on the Board and the entire unvested portion of the Option shall be forfeited at such time. Notwithstanding the preceding sentence, upon the Grantee’s Retirement from service on the Board, the Option shall continue to vest in installments as provided on the Notice of Grant of Stock Options as if the Grantee had remained in service on the Board. For purposes of this Agreement, “Retirement” shall mean a voluntary termination of service on the Board (including by not standing for re-election) by the Grantee at a time when the Grantee meets both of the following criteria: the Grantee has served as a member of the Board for a minimum of three (3) years, and the combination of the Grantee’s age and total years of service as a member of the Board equals a minimum of 80.

(c) Notwithstanding anything herein or in the Notice of Grant of Stock Options to the contrary, the Option shall be fully vested on the date of the Grantee’s death if the Grantee’s service on the Board has not terminated prior to the Grantee’s death. In addition, and also notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Stock Options to the contrary, the Option shall be fully vested on the date of a Change in Control if the Grantee’s service on the Board has not terminated prior to such date. If the application of the provision in the foregoing sentence, similar provisions in other stock option or restricted stock grants, and other payments and benefits payable to the Grantee in connection with a Change in Control (collectively, the “Company Payments”) would result in the Grantee being subject to the excise tax payable under Section 4999 of the Code (the “Excise Tax”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Grantee to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Grantee (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Grantee minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Company and the Grantee or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Grantee; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.

3.    Option Term. Except as otherwise provided in the next sentence or in the Plan, the Option shall expire on the tenth anniversary of the grant of the Option as shown on the Notice of Grant of Stock Options. In the event of termination of service as a member of the Board of the Company, except as may be otherwise determined by the Committee in accordance with Section 12(e) of the Plan, the vested portion of the Option shall expire on the earlier of (i) the tenth anniversary of this grant, or (ii)(A) subject to (D) below, three months after such termination if such termination is for any reason other than death, Retirement, or long-term disability, (B) the tenth anniversary of this grant if such termination is due to Retirement or death, (C) one year after the termination if such termination is due to the Grantee’s long-term disability or (D) one year after such termination if such termination is at any time within two years after the occurrence of a Change in Control and is not due to death, Retirement, or long-term disability. For the avoidance of doubt, any outstanding and unvested portion of the Option that has become fully vested as a result of termination of the Grantee’s service on the Board on account of the Grantee’s death pursuant to Section 2(c) of this Agreement shall expire on the tenth anniversary of this grant.
4.    Restrictions on Transfer of Option. The Option granted hereby shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, this Option shall be exercisable only by the Grantee. In addition, except as otherwise provided in this Agreement, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any other attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the option by reason of any execution, attachment, or similar process contrary to the provisions hereof, the Option shall immediately become null and void. Notwithstanding the foregoing provisions of this Section 4, subject to the approval of the Committee in its sole and absolute discretion and to any conditions that the Committee may prescribe, the Grantee may, upon providing written notice to the Company, elect to transfer the Option to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer may be made in exchange for consideration.
5.    Rights of a Shareholder. The Grantee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to the Grantee of a certificate or certificates or book-entry registration or registrations for such shares. Except as provided in Section 3(c) of the Plan, no adjustment shall be made for dividends in cash or other property, distributions, or other rights with respect to such shares for which the record date is prior to the date upon which the Grantee shall become the holder of record therefor. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Grantee in the Grantee’s capacity as a shareholder of the Company by electronic means. The Grantee hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
6.    Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall be under no obligation to effect the registration pursuant to federal securities laws of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued or delivered any certificates or register book entries evidencing shares of Common Stock pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance and delivery of such certificates or the registration of such book entries is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates or the registration of book entries evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates and book entries bear or be subject to such legends, as the Committee, in its sole discretion, deems necessary or desirable. Except to the extent preempted by any applicable federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
7.    Grantee Bound by Plan. The Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
8.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Grantee, to: the Grantee at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Grantee has terminated service, to the last address for the Grantee indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 8.